AMENDMENT NO. 2
                                       TO
                        EXCLUSIVE MANUFACTURING AGREEMENT

         THIS AMENDMENT NO. 2 TO EXCLUSIVE MANUFACTURING AGREEMENT (the "Amendment") is made and entered into this _30th_ day of June, 2005 by and between CIRTRAN CORPORATION, a Nevada corporation ("CTC") and ADVANCED BEAUTY SOLUTIONS, LLC a California limited liability company ("Client").

                                    RECITALS

         A. CTC and Client have entered into an Exclusive Manufacturing Agreement dated January 18, 2005, as amended on _________, 2005 (the "Agreement"), pursuant to which CTC has agreed to be Client's exclusive manufacturer for Client's personal hair care product entitled "True Ceramic Pro
- Flat Iron Traveling Kit" which features the True Ceramic Pro - Infra Red Ionic Styler (the "Product").

         B. Client has also designed personal hair care products known as the TCP Home Bio-Ionic Blow Dryer Kit (the "Home Dryer") and the TCP Travel Bio-Ionic Blow Dryer Kit (the "Travel Dryer" or, together with the Home Dryer, the "Additional Products").

         C. Client desires that CTC be its exclusive manufacturer for the Additional Products and CTC is willing to do so, subject to the terms and conditions set forth herein.

         D. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Purchase Commitment. A new paragraph is hereby added at the end of Section 1 of the Agreement as follows:

         "Execution of the Amendment to this Agreement will act as Client's expression of intent to purchase up to 500,000 units of the Home Dryer and 500,000 units of the Travel Dryer on the terms and condition set forth herein; provided, there are no minimum purchase requirements for such Additional Products except as provided in Section 12 of this Amendment. Delivery of the Additional Products will occur pursuant to Client's scheduling forecast and release orders as further detailed on Schedule B attached hereto (as updated from time to time, the "Forecast"). Notwithstanding anything to the contrary contained herein, time is of the essence and CTC hereby agrees and acknowledges that all Additional Products shall be shipped to Client within forty-five (45) days of the date each purchase order is accepted by CTC. Client may use its standard purchase order form to schedule specific delivery dates consistent with the scheduling forecast (a "release order"), to accelerate deliveries described in the forecast, to specify delivery addresses or other notices provided for hereunder. The parties agree, however, that the standard purchase order forms shall only be used for the purposes described in the previous sentence, and any terms in the purchase order form or other documentation sent by Client to CTC which are in addition to or inconsistent with this Agreement are expressly rejected and shall not form part of the contract between CTC and Client. All release orders must allow for sufficient time for surface shipping and scheduling. Such release orders which request accelerated or additional deliveries will normally be deemed accepted by CTC, provided however that CTC may reject, in its reasonable discretion, any order that does not conform to the lead-time, flexibility or cancellation terms of this Agreement. CTC shall notify Client of rejection of any release orders within three (3) working days of receipt of such order."

2. Basic Manufacturing Agreement. References in Section 2 of the Agreement to the Product also include the Additional Products.

3. Exclusivity. References in Section 3(a) of the Agreement to the TCP Flat Iron also include the Home Dryer and Travel Dryer. The following is hereby added to the end of the first sentence of Section 3(b) of the Agreement:

     "or blow dryers that are identical to the Home Dryer or the Travel Dryer."

4. Sample Product. A new paragraph is added at the end of Section 4 of the Agreement as follows:

         "CTC agrees to produce an initial run of machine assembled samples of the Additional Products and their packaging (the "Additional Product Samples") for Client to inspect. Client shall promptly inspect the Additional Product Samples and determine whether issues with respect to functionality, performance, fit and finish of the Additional Product Samples have been resolved by CTC and authorize the manufacture of the Additional Products. Client will use its reasonable commercial efforts to cooperate with CTC and will not unreasonably withhold or delay such authorization. Notwithstanding the foregoing, if CTC does not provide Client with Additional Product Samples that are satisfactory to Client within forty-five (45) days of the date hereof, Client may terminate this Agreement as to the Additional Products. The parties acknowledge that CTC may not commence manufacture until the Additional Product Samples have been approved, and that initial delivery dates may therefore be deferred by CTC to allow time for Additional Product Samples approval, ramp-up of the factory and surface shipping to Port of Los Angeles."

5. Delivery. With the exception of the first sentence of Section 5, references to the Product in the remainder of Section 5 of the Agreement shall also include the Additional Products.

6. Order Flexibility. References in Section 6 of the Agreement to 250,000 units refer to 250,000 units of the Product and 125,000 units of each of the Additional Products. References to the Product in Section 6 of the Agreement also include the Additional Products.

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

7. Forecast, Scheduling Meeting; Tooling; Intellectual Property. References in
Section 7 of the Agreement to the Product also include the Additional Products.

8. Tooling, Intellectual Property. A new paragraph 8(c) is added to Section 8 as follows:

         "(c) The molds, CAD files and designs for the Additional Products were developed by CTC based on specifications provided by Client. During the term of this Agreement, and thereafter if Client has purchased at least a total of 300,000 units of Additional Product, CTC will not use the molds, CAD files and designs to make products for any person other than Client. If this Agreement terminates prior to Client's purchase of at least a total of 300,000 units of Additional Product, CTC may thereafter use the molds, CAD files and designs to make products for itself or third parties; provided CTC will not have any right to use Client's trade names, product names or trademarks in connection therewith except as provided in Section 8(a). Additionally, CTC shall not make or sell any item bearing any name, logo or other identifier of Client, other than as specifically allowed for herein. CTC shall not provide any of the designs of Client to any third party without the expressed written authorization of Client.

9. Pricing. A new paragraph is hereby added at the end of Section 9 of the Agreement as follows:

         "The price to Client of the Home Dryer shall be $18.50 per unit USD F.O.B. Port of Los Angeles ($17.50 per unit USD F.O.B. China). The price to Client of the Travel Dryer shall be $13.00 per unit USD F.O.B. Port of Los Angeles ($12.25 per unit USD F.O.B. China). This pricing can only be increased pursuant to the terms of this Agreement or with Client's prior written consent. All invoices shall contain an itemized break down for the cost of all products in the Additional Product kit."

10. Payment Terms, Distribution Channels; Credit. References in Sections 10 and 11 of the Agreement to the Product also include the Additional Products. The credit limit referenced in Section 11 for the first six months of the Agreement is increased to extended to the date ninety days from the date hereof and an additional credit limit solely for the Additional Products in the amount of $1,700,000 is hereby extended until the date ninety days from the date hereof.

11. Term, Termination. (a) Section 12(a) of the Agreement is hereby deleted and replaced with the following paragraph:

         "(a) This Agreement shall be for an initial term of the earlier of the date (i) with respect to Products only, the date 1,000,000 units of Product are delivered to Client (ii) with respect to Additional Products only, the date 500,000 units of both Additional Products are delivered to Client, or (iii) 30 months from the date of the first delivery of Product to Client (the "Initial Term")."

          (b) References in Section 12(b) of the Agreement to TCP Flat Irons shall also include the Additional Products.

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


          (c) Section 12(c) of the Agreement is hereby deleted and replaced with the following:

         "(c) If Client does not have any other valid means of terminating this Agreement pursuant to the terms hereof, and Client still desires to terminate this agreement, this Agreement may still be terminated by Client prior to the sale of the minimum of 1,000,000 units of Product and 500,000 units of both Additional Products by prior written notice if all of the following conditions apply:

(i) All invoices for Product and Additional Products and payment for Product and Additional Products subject to non-cancelable orders and the minimum purchase obligation have been paid in full (whether or not then due) and Client is not in default under this Agreement.

(ii) Client, through a senior executive officer, certifies to CTC in writing that (1) Client is no longer advertising or promoting any of the Product or Additional Products and has no plans to advertise or promote the Product or Additional Products or any substantially similar product, (2) continued sale of the Product or the Additional Products is no longer profitable to Client, (3) other than sales of existing inventory of the Product or Additional Product purchased from CTC, Client has no plans or intentions to manufacture, distribute or sell the Product or Additional Products or any substantially similar product, and (4) Client is aware of agrees to abide by its exclusivity provisions as set forth in
                  Section 3 above.

(iii) Client submits to CTC at the time of Client's notice of termination, a release order (the "Final Release") for the shipment as soon as manufacturing schedules permit of a number of units of Product equal to the lesser of (x) 100,000 or (y) three times the average monthly number of units of Product purchased during the term preceding Client's notice of termination.

(iv) The invoice(s) for the Product and Additional Products purchased in the Final Release shall be paid by Client in accordance with Section 10. The provisions of this Agreement requiring forecasts (Section 7) and minimum purchases shall be suspended pending payment of the invoice(s) for the Final Release. This Agreement shall terminate upon payment when due of the invoice(s) for the Final Release; provided that if Client does not pay such invoice(s) when due, Client shall no longer be entitled to terminate pursuant to this Section 12(c) and CTC shall instead be entitled to terminate pursuant to
                  Section 12(b)."

12. Obligations on Termination (Other than Section 12(c)). Section 13 of the Agreement is hereby deleted and replaced with the following:

         "CTC will incur substantial expense in anticipation of its performance obligations under this agreement, and such expenses will not be recovered by it

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

if the Agreement is terminated prior to the end of the initial scheduled term. The damages to be suffered by CTC upon early termination cannot readily be calculated. The parties have agreed that if the Agreement is terminated during the Initial Term by CTC due to Client's defaults pursuant to Section 12(b)(i) or 12(b)(ii), then Client shall pay CTC an early termination fee of (a) the difference between 1,000,000 units and the number of units of Product paid for by Client multiplied by $21.45. The parties agree that such early termination fee is a reasonable estimate of CTC's damages and is intended as liquidated damages, rather than a penalty.

         Termination of this Agreement for any reason shall not affect the obligations of either party that exist as of the date of termination. Upon termination of this Agreement due to CTC's default under Section 12(b)(i) or 12(b)(ii), Client shall be responsible to purchase all finished Products and Additional Products subject to valid purchase orders."

13. Term, Termination. The terms and conditions of this Amendment may be terminated by either party upon sixty (60) days prior written noticeTermination of this Amendment for any reason or no reason whatsoever shall not affect the obligations of either party that exist as of the date of termination.

14. Miscellaneous. References in Sections 14, 15, 17, 18, 19, and 20 of the Agreement to the Product shall also include the Additional Products.

15. Notices. Section 2.2 of the Agreement is hereby amended so that all notices to Client shall be addressed to:

                  Jason Dodo
                  Advanced Beauty Solutions, LLC
                  5900 Sepulveda Blvd, Suite 302
                  Van Nuys, CA  91411
                  (818)782-3174

16. Force Majeure. References in Section 24 of the Agreement to TCP Flat Irons shall also include the Home Dryer and Travel Dryer.

17. Effect on Agreement. Except as specifically provided in this Amendment, all provisions of the Agreement shall remain unaffected by this Amendment and shall continue in full force and effect in accordance with the provisions of the Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

                                            CIRTRAN CORPORATION



                                            By:  /s/ Iehab Hawatmeh
                                            Iehab Hawatmeh, President



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

                                            ADVANCED BEAUTY SOLUTIONS, LLC



                                            By:  /s/
                                            Jason Dodo, President